Exhibit 10.1
First Amendment to Vishay Precision Group, Inc. 2017 Non-Employee Director Compensation Plan
    WHEREAS, Vishay Precision Group, Inc. (the “Company”) has previously adopted the Company’s 2017 Non-Employee Director Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 5 of the Plan, the Board may amend or terminate the Plan at any time; and
WHEREAS, the Board desires to amend the Plan as set forth below.
    NOW THEREFORE, the Plan is hereby amended as follows:

1.Section 2(k) is replated in its entirety with the following:

(k) “Stock Incentive Plan” means the Vishay Precision Group, Inc. 2022 Stock Incentive Plan, as amended from time to time (or such other more recently-adopted generally applicable plan pursuant to which the Company grants restricted stock or restricted stock units).

2.Section 3(a) is replaced in its entirety with the following:

(a) Non-Employee Director Compensation Package. Effective immediately following the 2022 Annual Meeting, and continuing on each Annual Meeting after 2022, individuals who are in service as Non-Employee Directors immediately after such Annual Meeting or who are elected to the Board between Annual Meetings shall be entitled to payments, grants and awards determined as follows:

(i) Annual Retainer - Non-Executive Chair. The Annual Retainer for service to the Company as the Non-Executive Chair shall be $90,000.

(ii) Annual Retainer - Other Non-Employee Directors. The Annual Retainer for service to the Company as a Non-Employee Director other than the Non-Executive Chair shall be $40,000.

(iii) Annual Retainer: Chair - Audit Committee. The Annual Retainer for service as Chair of the Audit Committee shall be $15,000.

(iv) Annual Retainer: Chair - Compensation Committee. The Annual Retainer for service as Chair of the Compensation Committee shall be $10,000.

(v) Annual Retainer: Chair - Nominating and Governance Committee. The Annual Retainer for service as Chair of the Nominating and Governance Committee shall be $10,000.

(vi) Stock Grants.

(A) The Board shall grant Restricted Stock Units under the Stock Incentive Plan to each Non-Employee Director for Shares having a Fair Market Value on the date of grant of $70,000, rounded, if necessary, to the next higher whole Share.

(B)     Each Restricted Stock Unit shall be fully vested on the first anniversary of the date of grant (except as otherwise provided in Section 3(b)(ii) of the Plan or Section 3(f) of the Stock Incentive Plan), provided that the Non-Employee Director continues in service as a Non-Employee Director to that date. If the Non-Employee Director fails to continue in service as a Non-Employee Director for the period from the date of grant to the first anniversary of the date of grant, all unvested Restricted Stock Units granted to such Non-Employee Director shall be forfeited; provided, however, that in the event of termination of such Non-Employee Director’s service as a result of such Non-Employee Director’s death or disability, each outstanding and unvested Restricted Stock Unit granted to such Non-Employee Director pursuant to this Section 3(a)(vi) shall immediately vest.

(C)     In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Company, the number and class of shares of stock subject to the grant of Restricted Stock Units under the Plan shall be adjusted consistent with the adjustment made pursuant to the Stock Incentive Plan, and such adjustment shall be effective and binding for all purposes of this Plan.

Except as set forth in this amendment, all other terms and conditions of the Plan shall remain unchanged and in full force and effect.